                                  Exhibit 11


Net Income Per Common Share
---------------------------
for the three months ended March 31, 1997

                                                      March 31, 1997   March 31, 1996
                                                      ---------------  ---------------
                                                        (unaudited)      (unaudited)
Net Income Per Common Share Primary:
-----------------------------------

Net income                                                $  928,603       $  866,426
  Less preferred dividends                                    25,500           38,826
                                                          ----------       ----------
Net income available to common stockholders               $  903,103       $  827,600
                                                          ==========       ==========

Average shares outstanding                                 5,831,405        4,995,478
Common stock equivalents-convertible preferred             1,315,807        1,518,203
                                                          ----------       ----------
Adjusted average shares outstanding                        7,147,212        6,513,681

Primary earnings per common share                         $     0.13       $     0.13
                                                          ==========       ==========

Net Income Per Common Share Fully Diluted:
------------------------------------------

Net Income                                                $  928,603       $  866,426
                                                          ----------       ----------

Average shares outstanding                                 5,831,405        4,995,478
Common Stock equivalents and convertible preferred         1,656,136        1,894,911
                                                          ----------       ----------
Average Shares outstanding assuming full dilution          7,487,541        6,890,389

Fully diluted earnings per share                          $     0.12       $     0.13
                                                          ==========       ==========